Production Agreement

Working together. We'd all probably like to be able to seal a business agreement with a handshake. But these days, it's helpful to put things on paper to avoid confusion. So we decided to write out the specifics of how we expect things to work with our client, Qwest Cyber.Solutions LLC (QC.S).

Our goals are all the same: we want to work together to produce the best possible project for QC.S.

Recitals. This agreement to develop and manage a Website ("the Project") is made March 15, 2000 by and between BVP Media, Inc., a Colorado corporation, having its principal place of business at 9250 East Costilla Avenue, Suite 605, Englewood, CO, 80112, KEWI.net (a contracting party) 6886 S. Yosemite Street, Englewood, CO 80112 and QC.S having its principal place of business at 1670 Broadway,
26th Floor, Denver, CO  80202.

A. BVP Media is first and foremost a INTERACTIVE/ FILM/ VIDEO/ production and project management company.

B. QC.S and BVP Media desire to enter into this agreement for the purposes of producing a Website for QC.S.

In light of the recitals set forth above, and in consideration of the conditions, covenants and agreements set forth below, QC.S and BVP Media hereby agree as follows:

Scope of work, deliverables, and rights Per the terms of this Agreement, the scope of work that BVP and KEWI.net will provide is outlined in the attached Statement of Work.BVP Media is responsible for services as outlined in the attached Statement of Work. BVP Media will act as project manager on services provided by Kewi.net. However, Kewi.net is responsible for all services and materials provided to QC.S as outlined in the Statement of Work.

Approval. We will ask for your sign-off at certain points in the production process. We will create an Approval Checklist for this project. The Checklist will designate David VandeCasteele as decision maker for QC.S who will have approval authority for this project. At each approval point, we will ask for your acknowledgment that the work that we have performed is acceptable. With your signature at each phase, we will proceed to the next phase.

Cancellation/termination.   Except for cancellation or
termination of this agreement due to breach by either BVP Media or KEWI.net, QC.S reserves the right to cancel the project at any point. If this happens, BVP will be paid for materials and time incurred up to that point. QC.S recognizes that BVP has devoted the resources of its staff and sub-consultants to meet the demands of this project. In consideration of this investment of time, people and resources, BVP will receive a cancellation fee should QC.S discontinue this project. This fee will reflect 10% of the unused budget balance for the Website production after accounting for time and materials already expended by BVP. If cancellation occurs, QC.S will not take possession of any work until all amounts owed (including as applicable, the cancellation fee) are paid in full.

Copyright. This project is a work for hire. The entire right, title, and interest in the elements created by BVP Media, KEWI.net, or their staff or sub-consultants (with the exceptions noted below), and the copyright to those elements (with the exceptions noted below) shall remain with BVP Media until QC.S has completed all financial obligations to BVP Media as agreed to in writing by BVP Media. At which point, BVP Media shall assign that copyright with all of its rights, interests and obligations under and pursuant to this Agreement.

Promotional use. BVP shall have the right to use all or portions of the project for the purpose of advertising or promotion in portfolios, print ads, press releases, and demonstration media subject to QC.S' prior written approval.

Indemnification. BVP Media and KEWI.net will indemnify, defend and hold QC.S, its parents, affiliates, and customers, and their employees, officers, management committees, directors, equity holders and insurers, harmless from costs and expenses, including reasonable attorneys' fees and expenses (which will include the fully burdened cost of in-house counsel), resulting from (i) any act or omission of BVP Media, KEWI.net, or their employees or contractors, (ii) a breach of any provision of this Agreement by BVP Media or KEWI.net. If any dispute results in litigation, the prevailing party will be entitled to court costs and reasonable attorneys fees (including the fully-burdened cost of in-house counsel) on any award or judgment.

Budgets, terms, and contingencies. Attached is the budget for this project. BVP Media will obtain prior approval from QC.S before incurring any additional expenses to the budget identified below.

Compensation and payment terms. Upon completion of each milestone and QCS' acceptance of services, deliverables, or other materials prepared by BVP Media or KEWI.net, as appropriate and as set forth in the attached Statement of Work, QC.S will pay BVP Media and KEWI.net in accordance with the attached Billing Schedule and dates. Per the attached, Kewi.net will invoice QC.S directly for services as outlined in the attached Billing Schedule.

QC.S will pay BVP Media any additional costs incurred and agreed to during the production. Again, BVP Media will obtain prior approval from QC.S.

Term of project. BVP Media shall begin work immediately upon execution of this Agreement and receipt of the first payment.
Finished work to be delivered in accordance with the Statement of Work document.

Contingencies. Please note that there are certain contingencies that may increase these budgets. BVP always obtains client approval for any overages prior to executing. They are as follows:

1. The client assumes all responsibility (financial, quality-control, etc.) for client-supplied or client-managed elements.
The same contingency applies to any databases, artwork, or programming clips supplied by QC.S.

2. All budgets are contingent upon the level of production required by the approved creative.

3. All budgets are contingent upon any changes from the approved scope of work or list of deliverables. These changes may affect the budget. If they do, BVP will obtain client approval before executing the new tactics or expanded scope of work.

4. All budgets are contingent upon any client-driven changes from approved creative or finished elements. In other words, any changes or revisions to final artwork, deployed web pages, approved copy, etc., may result in overages.

5. Budgets may also be affected by fixes to client-supplied materials or rush charges, cancellation fees, overtime or delays caused by the client.

6. Finally, these budgets can sometimes be impacted by talent or commercial photography usage fees.

By working closely together, keeping the lines of communication open between all key decision makers, and streamlining the internal approval process, we can avoid many of these contingencies.

Governing law. These paragraphs, together with our Budget, Approval Checklist, any Change Orders or Amendments, make up the entire agreement between BVP Media, Inc. and QC.S. The only way we can amend this is to mutually agree to a change in writing. If any term or provision of this agreement is judged to be invalid or unenforceable, the remainder of this agreement will not be affected.

This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and be governed by the laws of the State of Colorado, without giving effect to conflicts of law principles. Any dispute arising under or relation to this Agreement will be resolved exclusively in the federal or state courts located in Denver, Colorado, without a jury, and Supplier hereby consents to such waiver of the right to a jury and to the exclusive personal jurisdiction and venue of such courts.

This Agreement is governed by the laws of the State of Colorado.

Insurance Provision. Insurance. During the Term, BVP Media will maintain at its own expense at least the following insurance coverage, will name QC.S as an additional insured on such insurance, and any other insurance covering BVP Media, and BVP Media and its insurers will have no right of subrogation against QC.S, its parents, affiliates, partners or customers, on any basis whatsoever:

(a)  statutory worker's compensation to the extent BVP
Media is legally required to obtain such insurance;

(b) automobile insurance with coverage limits not less than $300,000 per person/ $300,000 per occurrence bodily injury and $50,000 property damage;

(c) commercial general liability insurance with coverage limits of not less than $500,000 per occurrence.

Insurance Documentation. On request from QC.S, BVP
Media will furnish certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above. Such certificates or documentation will include a provision for QC.S to receive 30 days notice prior to coverage cancellation or material alteration of the coverage by either such party or the insurer. Such cancellation or material alteration will not relieve BVP Media of its continuing obligation to maintain insurance coverage specified above.

Warranty Provision. BVP Media and KEWi.Net each warrant that (a) all services, deliverables and other materials prepared by BVP Media or KEWi.Net under this Agreement will be (i) free of defects in materials, design and workmanship, (ii) the original work of BVP Media or KEWi.Net, will not be derived from or based on the proprietary or confidential materials of any party, and will not infringe the rights of any other party, (iii) made with new materials (not used, reconditioned or government surplus),
(iv) in substantial conformance with applicable specifications, drawings and other descriptions set forth in the attached Statement of Work or communicated to BVP Media or KEWi.Net by QCS, (v) suitable for their intended purposes, and
(vi) merchantable, of workmanlike quality, and fit for QC.S' intended purposes, (b) their employees and contractors are not entitled to, and will not assert any claims seeking, any employee benefits from QC.S, (c) they are solely responsible for paying all taxes related to employment and independent contractors, (d) all of their personnel providing services will have suitable skills, knowledge and experience, (e) the services will be performed in a professional and workmanlike manner in accordance with the highest professional standards and any specifications or requirements set forth in the attached Statement of Work, or communicated to BVP Media or KEWi.Net by QC.S, (f), they will not introduce into the systems of QC.S any virus, Trojan horse, trapdoor, worm, backdoor or any similar destructive or malicious mechanism, and (g) the services will be Year 2000 compliant according to standards provided by QC.S, or if none, then according to best industry standard practices. BVP Media and KEWi.Net will immediately replace any individuals providing services under the attached Statement of Work not in compliance with this warranty upon notice from QC.S and will re-perform at no charge any work not in compliance with this warranty brought to its attention by written notice within 90 days after that work is performed. BVP Media and KEWi.Net each agree that if the services failed to meet the foregoing warranties, they will at the option of QC.S, replace the deliverables or other materials, re-perform the services, or refund the amounts paid for the services, deliverables and other materials. BVP Media and KEWi.Net will each assign to QC.S any assignable warranties BVP Media or KEWi.Net may receive from any third party vendor to the extent appropriate for QC.S to use the services, deliverables and other materials.

Limitation of Liability Provision. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANYINDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGE OFANY KIND, INCLUDING LOST PROFITS (REGARDLESS OR WHETHER THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES).

Confidentiality Provision. In the course of providing the services, each party will acquire confidential information of the others, including information regarding business activities and operations, technical information, and trade secrets of a party, its partners and customers ("Confidential Information"). Each party will hold in confidence all Confidential Information of the other parties, not use Confidential Information for purposes other than performance of the attached Statement of Work and not disclose such Confidential Information to any third party except for its approved contractors providing services who have executed an agreement regarding protection of such Confidential Information at least as protective as those contained herein. Confidential Information includes written, machine-reproducible and visual materials, and all verbal disclosures made by or on behalf of QCS under this Agreement or the attached Statement of Work. QCS Confidential information includes the terms of this Agreement, any software, whether in object, source or executable code, documentation, nonpublic financial information, customer lists, sales knowledge and related data, business contacts, pricing, business plans, techniques, methods and processes. It also includes QCS' nonpublic plans for new products and services, product improvements and marketing strategies. Each party agrees not to use or bring onto the premises of any other party any proprietary or confidential information of any third party without the agreement of such other party.

Upon knowledge by a party of any material unauthorized possession, use or knowledge, or any attempted material unauthorized possession, use or knowledge, of the Confidential Information of another party by any person or entity ("Unauthorized Act"), such party will: (a) notify the other party promptly of the details of the Unauthorized Act, (b) use reasonable efforts to assist the other party in investigating, minimizing the impact of, and preventing the recurrence of the Unauthorized Act, and (c) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights. Each party will bear the cost it incurs as a result of compliance with the provisions contained above.

Even if marked as confidential, the obligations set forth above will not apply to information generally available to or known to the public, known by a party without obligation of confidentiality before the negotiations leading to this Agreement as demonstrated by such party's written records, independently developed by a party outside the scope of this Agreement as demonstrated by such party's written records, lawfully disclosed to a party without restriction by a third party having the right to make the disclosure or required to be publicly disclosed to a tribunal. In the case of required disclosures to tribunals, a party will promptly notify the other party and fully assist such party to obtain protective orders maintaining the confidentiality of the information.

Promptly upon expiration or termination of this Agreement or earlier if requested by a party, except to the extent specifically provided elsewhere in this Agreement, the other party will return, erase or destroy all Confidential Information of such party in its possession or control, including Confidential Information stored in any computer memory or data storage apparatus, and, at a party's request, provide a certification by an officer of the other party that it retains no Confidential Information in any form whatsoever.

Agreed to and accepted by:

BVP Media, Inc.


By: /s/  Natalie Nickel
Name:  Natalie Nickel, President & COO


Qwest Cyber.Solutions LLC


By: /s/  Martin Barrack
Martin Barrack, Vice President


Kewi.net, Inc.


By: /s/  Frank Backes
Frank Backes, President